UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------
                                    FORM 8-K
                                 Current Report
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
                               ------------------


                Date of Report (Date of earliest event reported):
                               January 26, 2004


                                    Acola Corp.
             (Exact name of registrant as specified in its charter)

             Delaware                      000-30264                 11-3177042
(State or Other Jurisdiction of (Commission File Number) (I.R.S. Employer
        Incorporation)                               Identification Number)

   5503 Blossom Street
            Houston, TX                             		 77007
 (Address of Principal Executive Offices)                  (Zip Code)


                                 (281) 802-7659
              (Registrant's Telephone Number, Including Area Code)

Item 5.  Other Events and Regulation FD Disclosure.

         On January 18, 2004, Acola Corp., a Delaware corporation ("Acola"),entered into a Letter of Intent with Teda Travel Incorporated ("Teda US") and its wholly-owned subsidiary, Teda Hotels Management
Company Limited, a British Virgin Islands corporation (Teda BVI"), (collectively the "Company"), whereby Acola, Teda US and Teda BVI will enter into a transaction (the "Transaction"), probably a share exchange, which will result in the current shareholders of the Company owning 95.5% of the total issued and outstanding shares of Acola, with the current shareholders of Acola retaining 4.5% of the common stock outstanding after the close of the transaction. At the close of the Transaction, it is contemplated that all of the current directors and executive officers of Acola will resign in favor of new directors and executive officers to be elected by the Company Board of Directors. The Transaction is subject to the negotiation and execution of a definitive Transaction Agreement. The transaction is expected to close as soon as practicable after the execution of the Transaction Agreement.

         Teda US and Teda BVI are members of the Teda Group of Tianjin, China. Teda Travel provides hotel and resort management services and invests in real estate development in China. The Teda Group owns interests in a number of companies and properties, including hotels, in China.







                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      ACOLA CORP.,
                                      a Delaware corporation



                                      By: /s/ James N. Baxter
                                         --------------------------------------
                                         James N. Baxter,
                                         President


Dated:  January 26, 2004